Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Michael Smith
Senior Vice President and CFO
773-804-6281
msmith@cobra.com

Tom Corbett
Financial Relations Board
312-640-6757
tcorbett@frbir.com

COBRA ELECTRONICS ANNOUNCES ELECTION OF S. SAM PARK TO ITS

BOARD OF DIRECTORS

Strategy & Business Development Leader at Celanese Corporation

Selected for Global Business Experience

CHICAGO, IL., June 7, 2007 – Cobra Electronics Corp. (NASDAQ: COBR) today named S. Sam Park, a longtime executive with Texas chemical manufacturer Celanese Corporation, to Cobra’s Board of Directors. Mr. Park was formally elected to the position by Cobra’s board this week.

“We are extremely pleased to have Sam bring to Cobra his 20-plus years of experience in business development and strategic planning,” said Jim Bazet, Cobra’s President and CEO. “His extensive overseas business experience, particularly his track record of success in Asia, speaks well to the breadth and depth of his ability to develop vendor relationships across geographic and national boundaries. In particular, his counsel and insight into the challenges and opportunities of managing Asian vendor relationships will be instrumental in assisting Cobra to execute its growth initiatives. On behalf of the entire Board, I would like to welcome Sam, and we look forward to bringing his advice and global experience to benefit Cobra’s business operations.”

Mr. Park, 51, has most recently served as General Manager of Celanese (China) Holding Company, Ltd. He also served as Manager of Strategic Analysis and Managing Director at Dallas-based Celanese Corporation (CE-NYSE), a $5.9 billion diversified chemical and plastics manufacturer, with global business operations in North America, Asia, and Europe. During his more than two decades with Celanese, Mr. Park has served in numerous executive leadership roles and responsibilities, including significant experience with cross-border merger and acquisition transactions in Asia. An experienced negotiator, Mr. Park also served pivotal roles in forging several cross-border joint

Cobra Electronics

business ventures in China, Japan, and Singapore. His business leadership experience also extends to such areas as systems, internal audit, and accounting and finance. He has also lived and worked in Germany, and has been extensively involved in numerous multi-national and cultural projects.

Mr. Park began his career at General Electric Credit in 1978, where he served as a credit manager in the company’s management development program.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.